Exhibit 10.1

DEXTERA SURGICAL INC.

2016 EQUITY INCENTIVE PLAN

OPTION GRANT NOTICE

Dextera Surgical Inc. (the “Company”), pursuant to its 2016 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock (the “Shares”) set forth below at the exercise price set forth below. This Option is subject to all of the terms and conditions set forth in this Option Grant Notice (the “Grant Notice”), the Option Agreement (the “Agreement”), the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan or the Agreement will have the same definitions as in the Plan or the Agreement.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	☐ Incentive Stock Option[1] ☐ Nonstatutory Stock Option

Exercise Schedule:

[Initial Grant: 1/4th of the Shares vest and become exercisable one year after the Vesting Commencement Date; the balance of the Shares vest and become exercisable in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date.]

[Refresher Grant: The Shares vest and become exercisable in a series of forty-eight (48) successive equal monthly installments over the four (4)-year period measured from the Vesting Commencement Date.]

Payment:	By one or a combination of the following items (described in the Option Agreement):

☒ By cash or check
☒ Pursuant to a Regulation T Program if the Shares are publicly traded
☒ By delivery of already-owned shares if the Shares are publicly traded
☒ If and only to the extent that the option is a Nonstatutory Stock Option, and subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement, the Plan and the prospectus for the Plan. Optionholder further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding this Option and supersede all prior oral and written agreements, promises and/or representations regarding this Option, with the exception, if applicable, of (i) any written employment, offer letter or severance agreement, or any written severance plan or policy specifying the terms that should govern this Option, (ii) the Company’s stock ownership guidelines, and (iii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. By accepting this Option, Optionholder consents to receive this Grant Notice, the Agreement, the Plan, the prospectus for the Plan and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

1 If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

DEXTERA SURGICAL INC.		OPTIONHOLDER:

By:
	Signature	Signature
Title:		Date:
Date:

ATTACHMENTS: Option Agreement, 2016 Equity Incentive Plan, Prospectus, and Notice of Exercise

ATTACHMENT I

OPTION AGREEMENT

DEXTERA SURGICAL INC.

2016 EQUITY INCENTIVE PLAN

OPTION AGREEMENT
(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to the accompanying Option Grant Notice (the “Grant Notice”) and this Option Agreement (the “Agreement”), Dextera Surgical Inc. (the “Company”) has granted you an Option under the Dextera Surgical Inc. 2016 Equity Incentive Plan (the “Plan”) to purchase the number of shares of Common Stock set forth in the Grant Notice at the exercise price set forth in the Grant Notice. This Option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan or the Grant Notice will have the same definitions as in the Plan or the Grant Notice.

The details of your Option are as follows:

1.     VESTING. Subject to the limitations contained herein, your Option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2.     NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your Option and your exercise price per share referenced in your Grant Notice will be adjusted from time to time for Capitalization Adjustments, if any, as provided in the Plan.

3.    EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES. If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), then except as otherwise provided in the Plan, you may not exercise this Option until you have completed at least six months of Continuous Service following the Date of Grant, even if you have already been an Employee for more than six months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise this Option as to any vested portion prior to such six-month anniversary in the case of (i) your death or Disability, (ii) a Corporate Transaction in which this Option is not assumed, continued or substituted, (iii) a Change in Control, or (iv) your “retirement” (as defined in a written agreement between you and the Company or an Affiliate, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines).

4.     EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”). This Option may not be exercised prior to vesting.

5.    METHOD OF PAYMENT. You must pay the full amount of the exercise price for the shares of Common Stock you wish to purchase. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by the Grant Notice, which may include one or more of the following:

(a)     Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise,” “same day sale,” or “sell to cover.”

(b)     Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by such delivery in cash or other permitted form of payment. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise this Option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. You may not exercise this Option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)     If this Option is a Nonstatutory Stock Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock otherwise issuable to you upon exercise of this Option by the largest number of whole shares of Common Stock with a Fair Market Value on the date of exercise that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by such “net exercise” in cash or other permitted form of payment. Shares of Common Stock will no longer be outstanding under this Option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to a “net exercise,” (ii) are delivered to you as a result of such exercise, or (iii) are withheld to satisfy tax withholding obligations.

6.    WHOLE SHARES. You may exercise your Option only for whole shares of Common Stock.

7.    SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your Option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Option also must comply with other applicable laws and regulations governing your Option, and you may not exercise your Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

8.    TERM. You may not exercise your Option before the commencement or after the expiration of its term. The term of your Option commences on the Date of Grant and expires upon the earliest of the following:

(a)     immediately upon the termination of your Continuous Service if such termination is for Cause;

(b)     three months after the termination of your Continuous Service if such termination is for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 8(d) below); provided, however, that if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six months after the Date of Grant, and (iii) you have vested in a portion of this Option as of the time of your termination of Continuous Service, then this Option will not expire until the earlier of (x) the later of (A) the date that is seven months after the Date of Grant, and (B) the date that is six months after the termination of your Continuous Service, and (y) the Expiration Date set forth in the Grant Notice;

(c)    12 months after the termination of your Continuous Service if such termination is due to your Disability (except as otherwise provided in Section 8(d) below);

(d)    18 months after your death if either your Continuous Service terminates due to your death or you die within six months after your Continuous Service terminates for any reason other than Cause;

(e)     the Expiration Date set forth in the Grant Notice; or

(f)     the day before the seventh anniversary of the Date of Grant.

If this Option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three months before the date of exercise of this Option, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of this Option under certain circumstances for your benefit but cannot guarantee that this Option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise this Option more than three months after the date your employment with the Company or an Affiliate terminates.

9.     EXERCISE.

(a)     You may exercise the vested portion of this Option during its term by (i) (A) delivering a Notice of Exercise (in a form designated by the Company), or (B) making the required electronic election with the Company’s designated broker, and (ii) paying the exercise price and any applicable withholding taxes to the Company’s stock plan administrator, or to such other person as the Company may designate, together with such additional documents as the Company may then require.

 (b)     By exercising this Option, you agree that, as a condition to any exercise of this Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of this Option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

 (c)     If this Option is an Incentive Stock Option, by exercising this Option, you agree that you will notify the Company in writing within 15 days after the date of any disposition of any of the shares of Common Stock issued upon exercise of this Option that occurs within two years after the Date of Grant or within one year after such shares of Common Stock are transferred upon exercise of this Option.

10.   TRANSFERABILITY. Except as otherwise provided in this Section 10, this Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

 (a)     Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer this Option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while this Option is held in the trust, provided that you and the trustee enter into transfer and other agreements required by the Company.

 (b)     Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer this Option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by applicable law that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss with the Company’s General Counsel the proposed terms of any such transfer prior to finalizing such domestic relations order, marital settlement agreement or other divorce or separation instrument to help ensure the required information is contained within the domestic relations order, marital settlement agreement or other divorce or separation instrument. If this Option is an Incentive Stock Option, this Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

 (c)     Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, upon your death, will thereafter be entitled to exercise this Option and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, upon your death, the executor or administrator of your estate will be entitled to exercise this Option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

11.   OPTION NOT A SERVICE CONTRACT. Your Continuous Service is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice.  This Option is not an employment or service contract, and nothing in this Option (including, but not limited to, the vesting of the shares of Common Stock subject to this Option or the issuance of such shares upon exercise of this Option), this Agreement, the Plan or any covenant of good faith and fair dealing that may be found implicit in this Option or Agreement or the Plan will: (i) create or confer upon you any right or obligation to continue in the employ or service of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment, service or affiliation; (iii) create or confer upon you any right or benefit under this Option unless such right or benefit has specifically accrued under the terms of this Agreement or the Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have. In addition, nothing in this Option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, Officers or Employees to continue any relationship that you might have as an Employee, Director or Consultant for the Company or an Affiliate.

12.   WITHHOLDING OBLIGATIONS.

 (a)     At the time you exercise this Option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate which arise in connection with this Option.

 (b)     If this Option is a Nonstatutory Stock Option, then upon your request and subject to the consent of the Company at the time of exercise, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon exercise of this Option a number of whole shares of Common Stock with a Fair Market Value on the date of exercise that does not exceed the minimum amount of tax required to be withheld by law (or such other amount as may be necessary to avoid classification of this Option as a liability for financial accounting purposes).

 (c)     You may not exercise this Option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise this Option when desired even though this Option is vested, and the Company will have no obligation to issue a certificate for any shares of Common Stock unless such obligations are satisfied.

13.    TAX CONSEQUENCES. The Company has no duty or obligation to minimize the tax consequences to you of this Option and will not be liable to you for any adverse tax consequences to you arising in connection with this Option. You acknowledge that this Option is exempt from Section 409A of the Code only if the exercise price per share set forth in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the Option. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Option and by accepting this Option, you have agreed that you have done so or knowingly and voluntarily declined to do so.

14.    NOTICES. Any notices provided for in this Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to this Option or participation in the Plan by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15.    GOVERNING PLAN DOCUMENT. This Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as otherwise expressly provided in the Grant Notice or this Agreement, in the event of any conflict between the terms in the Grant Notice or this Agreement and the terms of the Plan, the terms of the Plan will control.

16.    OTHER DOCUMENTS. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares of Common Stock only during certain “window” periods in effect from time to time and the Company’s insider trading policy.

17.    EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of this Option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

18.    STOCKHOLDER RIGHTS. You will not have voting or any other rights as a stockholder of the Company with respect to the shares of Common Stock to be issued pursuant to this Option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

19.   SEVERABILITY. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

20.    AMENDMENT. Any amendment to this Agreement must be in writing, signed by a duly authorized representative of the Company. Notwithstanding anything in the Plan to the contrary, the Board reserves the right to amend this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, interpretation, ruling, or judicial decision.

21.   CLAWBACK/RECOVERY. This Option (and any compensation paid or shares of Common Stock issued under this Option) will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

22.    MISCELLANEOUS.

  (a)     The rights and obligations of the Company under this Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

  (b)     You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Option.

  (c)     You acknowledge and agree that you have reviewed this Option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting this Option, and fully understand all provisions of this Option.

  (d)     This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

  (e)     All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

*     *     *

This Option Agreement will be deemed to be signed by you upon the signing by you of the Stock Option Grant Notice to which it is attached.

ATTACHMENT II

2016 EQUITY INCENTIVE PLAN

ATTACHMENT III

PROSPECTUS

ATTACHMENT IV

NOTICE OF EXERCISE

2016 EQUITY INCENTIVE PLAN

NOTICE OF EXERCISE

Dextera Surgical Inc.
900 Saginaw Drive
Redwood City, CA 94063	Date of Exercise: _______________

Ladies and Gentlemen:

This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Type of option (check one):	Incentive ☐	Nonstatutory ☐

Stock option dated:	_______________

Number of shares as to which option is exercised:	_______________

Certificates to be issued in name of:	_______________

Total exercise price:	$______________

Cash or check payment delivered herewith:	$______________

Value of ________ shares of Dextera Surgical Inc. common stock delivered herewith[2]:	$______________

Regulation T Program (cashless exercise)[3]	$______________

_________ shares of Dextera Surgical Inc. common stock pursuant to net exercise[4]:	$______________

[2]

Shares must meet the public trading requirements and have been owned for the minimum period as set forth in the option agreement. Shares must be valued in accordance with the terms of the option being exercised, and must be owned free and clear of any liens, claims, encumbrances or security interests. Certificates must be endorsed or accompanied by an executed assignment separate from certificate.

[3]	Shares must meet the public trading requirements set forth in the option agreement and Cardica, Inc. must have established procedures for cashless exercise to utilize this method of payment.
[4]	Option must be a nonstatutory option and Cardica, Inc. must have established net exercise procedures and must consent to the net exercise election at the time of exercise in order to utilize this payment method.

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the 2016 Equity Incentive Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an incentive stock option, to notify you in writing within 15 days after the date of any disposition of any of the shares issued upon exercise of this option that occurs within two years after the date of grant of this option or within one year after such shares are issued upon exercise of this option.

.

Very truly yours,